As filed with the Securities and Exchange Commission on March 16, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZYGO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	06-0864500
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Laurel Brook Road
Middlefield, Connecticut	06455-0448
(Address of Principal Executive Offices)	(Zip Code)

Zygo Corporation 2012 Equity Incentive Plan
Stock Option Agreement between Zygo Corporation and Chris L. Koliopoulos
(Full title of the plans)

John A. Tomich, Esq.
Vice President, General Counsel & Secretary
Zygo Corporation
Laurel Brook Road
Middlefield, Connecticut 06455-1291
(Name and address of agent for service)

(860) 347-8506
(Telephone number, including area code, of agent for service)

Copy to:
Sheldon G. Nussbaum, Esq. Manuel G. Rivera, Esq. Fulbright & Jaworski L.L.P. 666 Fifth Avenue New York, New York 10103 Telephone: (212) 318-3000 Facsimile: (212) 318-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.10 per share	1,650,000 shares	(2)	$19.54(3)	$32,241,000	$3,695
(“Common Stock”)	250,000 shares	(4)	$10.83(5)	$ 2,707,500	$ 311
Total	1,900,000 shares			$34,948,500	$4,006

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover an additional indeterminable number of shares of Common Stock which become issuable under the above-named Plans by reason of any future stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Shares of Common Stock authorized for issuance pursuant to awards made under the Zygo Corporation 2012 Equity Incentive Plan.
(3)

Computed in accordance with Rules 457 (c) and (h) under the Securities Act. Such computation is based on the average of the high and the low sales prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on March 9, 2012.

(4)	Shares of Common Stock issuable upon exercise of options granted under the Stock Option Agreement, dated as of January 18, 2010, between the registrant and Chris L. Koliopoulos.
(5)	Calculated in accordance with Rule 457(h)(1) under the Securities Act, based upon $10.83, the exercise price of the stock options.

EXPLANATORY NOTE

          This Registration Statement on Form S-8 is being filed for the following purposes:

          1. To register a total of 1,650,000 shares of common stock, par value $.10 per share (“Common Stock”), of Zygo Corporation (the “Registrant”), for future issuance pursuant to awards under the Zygo Corporation 2012 Equity Incentive Plan (the “2012 Plan”).

          2. To register a total of 250,000 shares of Common Stock of the Registrant for future issuance upon exercise of stock options granted pursuant to a stock option agreement (the “Stock Option Agreement”), dated as of January 18, 2010, between the Registrant and Chris L. Koliopoulos.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8.

          The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participants in the 2012 Plan and to Mr. Koliopoulos, in relation to the Stock Option Agreement, as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

          Such documents are not being filed with the Commission either as part of this Registration Statement or as part of any prospectuses or prospectus supplements filed pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The following documents and information filed with the Commission by the Registrant are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and December 31, 2011;

•	the Registrant’s Current Report on Form 8-K filed with the Commission on November 17, 2011 and the amendment thereto on Form 8-K/A filed with the Commission on November 21, 2011; and

•	the description of the Registrant’s Common Stock contained in the Registrant’s Form 8-K filed with the Commission on March 16, 2012.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

          Not applicable.

Item 5.	Interests of Named Experts and Counsel.

          Not applicable.

Item 6.	Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware permits indemnification of directors, officers, and employees of a corporation under certain conditions and subject to certain limitations. The Registrant’s certificate of incorporation, as amended to date, provides that it shall, to the fullest extent permitted by Section 145, indemnify any and all persons whom it shall have power to indemnify under said Section. Article 4 of the Registrant’s by-laws also contains provisions for the indemnification of directors, officers, and employees in accordance with applicable law.

Item 7.	Exemption fron Registration Claimed.

          Not applicable.

Item 8.	Exhibits.

          The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Description

4.1	Zygo Corporation 2012 Equity Incentive Plan.

4.2

Stock Option Agreement, dated as of January 18, 2010, by and between the Registrant and Chris L. Koliopoulos (incorporated herein by reference to Registrant’s Current Report on Form 8-K filed on January 22, 2010).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Middlefield, Connecticut, on March 16, 2012.

ZYGO CORPORATION

By:	/S/ CHRIS L. KOLIOPOULOS

Chris L. Koliopoulos
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints CHRIS L. KOLIOPOULOS and JOHN P. JORDAN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris L. Koliopoulos	Chairman, President and Chief Executive Officer	March 16, 2012
(Principal Executive Officer)
Chris L. Koliopoulos

/s/ John P. Jordan	Vice President, Chief Financial Officer and	March 16, 2012
Treasurer (Principal Financial and Accounting
John P. Jordan	Officer)

/s/ Stephen D. Fantone	Director	March 16, 2012

Stephen D. Fantone

/s/ Samuel H. Fuller	Director	March 16, 2012

Samuel H. Fuller

/s/ Seymour E. Liebman	Director	March 16, 2012

Seymour E. Liebman

/s/ Robert B. Taylor	Director	March 16, 2012

Robert B. Taylor

/s/ Carol P. Wallace	Director	March 16, 2012

Carol P. Wallace

/s/ Gary K. Willis	Director	March 16, 2012

Gary K. Willis

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Zygo Corporation 2012 Equity Incentive Plan.

4.2

Stock Option Agreement, dated as of January 18, 2010, by and between the Registrant and Chris L. Koliopoulos (incorporated herein by reference to Registrant’s Current Report on Form 8-K filed on January 22, 2010).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, Registered Independent Public Accounting Firm.

24.1	Power of Attorney (on signature page).